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                              PLAN OF MERGER
                              --------------

    This Plan of Merger (the "Plan") dated as of August 31, 1994 by and between WEDGE BANK, an Illinois state bank having its principal place of business at 620 East Broadway, P.O. Box 2393, Alton, Illinois 62002-9057 ("Wedge Bank") and MERCANTILE BANK OF ALTON, an Illinois state bank having its principal place of business at 620 East Broadway, P.O. Box 2393, Alton, Illinois 62002-9057 ("Acquisition Bank"), such banks being hereinafter collectively referred to as the "Constituent Banks."

                          W I T N E S S E T H:
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    WHEREAS, Wedge Bank is chartered as an Illinois state bank by the
Illinois Commissioner of Banks and Trust Companies, is duly authorized, validly existing and in good standing under the laws of the State of Illinois, having an authorized capital of 144,300 shares of common stock, $10.00 par value (the "Wedge Bank Common Stock"), of which 144,300 shares will be issued and outstanding as of the Effective Time, as herein defined; and

    WHEREAS, Acquisition Bank is chartered as an Illinois state bank by the Illinois Commissioner of Banks and Trust Companies, is duly authorized, validly existing and in good standing under the laws of the State of Illinois, having authorized capital of 3,500 shares of common stock, $10.00 par value (the "Acquisition Bank Common Stock"), of which 3,500 shares are issued and outstanding on the date hereof and which are owned beneficially and of record by Mercantile Bancorporation of Illinois Inc., a Missouri corporation ("Mercantile Illinois"); and

    WHEREAS, the respective Boards of Directors of Wedge Bank and Acquisition Bank each will have duly approved this Plan providing for the merger of Bank with and into Wedge Bank as the surviving bank as authorized by the statutes of the State of Illinois (the "Merger"), which approvals shall be in the form of the resolutions attached hereto as Addendum I; and

    WHEREAS, Wedge Bank, Wedge Holding Company, an Illinois corporation and holder of 82.1690% of the Wedge Bank Common Stock ("Wedge Holding"), Mercantile Illinois and Mercantile Bancorporation Inc., a Missouri corporation and holder of all of the issued and outstanding stock of Mercantile Illinois ("Mercantile"), have entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which Mercantile Illinois and Wedge Holding will consummate an exchange of all shares of Wedge Bank Common Stock owned beneficially and of record by Wedge Holding (the "Exchange") for shares of the common stock, $5.00 par value, of Mercantile ("Mercantile Common Stock"), and, simultaneously with the Exchange, Acquisition Bank will merge with and into Wedge Bank (the "Merger" and together with the Exchange, the "Acquisition"), and the shareholders of Wedge Bank (other than Mercantile Illinois and Wedge Holding) will receive shares of Mercantile Common Stock in conversion of their shares of Wedge Common Stock; and


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    WHEREAS, Mercantile Illinois owns all the outstanding shares of
Acquisition Bank;

    NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of the Merger, the manner and the basis of causing the shares of Wedge Bank Common Stock (other than shares owned by Mercantile Illinois or Wedge Holding) to be converted into Mercantile Common Stock, as herein provided, and such other details and provisions as are deemed necessary or proper, the parties hereto have agreed, subject to the approval and adoption of this Plan by the requisite vote of the shareholders of each Constituent Bank, and subject to the conditions hereinafter set forth, as follows:


                                 ARTICLE I

                     Merger and Name of Surviving Bank
                     ---------------------------------

    At the Effective Time (as defined herein), Acquisition Bank shall be merged with and into Wedge Bank, which is hereby designated as the "Surviving Bank", the name of which upon and after the Effective Time shall be Wedge Bank and the principal place of business of which upon and after the Effective Time shall be 620 East Broadway, P.O. Box 2393, Alton, Illinois, 62002-9007.


                                ARTICLE II

                      Terms and Conditions of Merger
                      ------------------------------

    The terms and conditions of the Merger are (in addition to those set forth elsewhere in this Plan) as follows:

    Section 1.  At the Effective Time:

    (a) Acquisition Bank shall be merged with and into Wedge Bank, and Wedge Bank shall be, and is designated herein as, the Surviving Bank.

    (b)     The separate existence of Acquisition Bank shall cease.

    (c) The Surviving Bank shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Banks; and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest, of or belonging to or due to each of the Constituent Banks, shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title

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to any real estate, or any interest therein, vested in either Constituent Bank shall not revert or be in any way impaired by reason of the Merger; the Surviving Bank shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Banks; and any claim existing or action or proceeding pending by or against either of such Constituent Banks may be prosecuted to judgment as if the Merger had not taken place, or such Surviving Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

    Section 2. At the Effective Time, the Charter and Bylaws of the Surviving Bank shall be the Charter and Bylaws of Wedge Bank, respectively, until amended in accordance with their provisions and applicable law. Surviving Bank's capital account and surplus account shall equal the combined capital accounts and surplus accounts of Wedge Bank and Acquisition Bank.

    Section 3. At the Effective Time, the members of the Board of Directors and the terms of those directors of Surviving Bank shall be as designated by Mercantile Illinois immediately prior to the Effective Time.

    Section 4. At the Effective Time, the officers of Surviving Bank shall be the persons designated by Mercantile Illinois immediately prior to the Effective Time and such persons will serve in their designated offices, thereafter, until their respective successors are duly elected and qualified.

    Section 5. At the Effective Time, the Community Reinvestment Act statement, the market area, and the plan of operation of the Surviving Bank shall be those of Wedge Bank. A copy of the Community Reinvestment Act Statement is attached hereto as Addendum II. Copies of the maps of the market areas of Wedge Bank are attached hereto as Addendum III.

    Section 6. A detailed pro forma combined consolidated balance sheet of Surviving Bank and a pro forma statement of income and expenses of Surviving Bank as of one year from the Effective Date are attached hereto as Addenda IV and V, respectively.


                                ARTICLE III

                   Manner and Basis of Converting Shares
                   -------------------------------------

    The manner and basis of converting the shares of Wedge Bank into the right to receive Mercantile Common Stock and the mode of carrying the Merger into effect are as follows:

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    Section 1.  Conversion of Bank Common Stock
                -------------------------------

    At the Effective Time, the 3,500 shares of Acquisition Bank Common Stock outstanding shall be converted into shares of Surviving Bank common stock.

    Section 2.  Conversion of Wedge Bank Common Stock
                -------------------------------------

    (a) At the Effective Time, Mercantile will issue 970,000 shares of Mercantile Common Stock in the Exchange and the Merger (hereinafter such shares shall be referred to in the aggregate as the "Acquisition Consideration"). Wedge Holding and each of the other shareholders of Wedge Bank (other than Mercantile Illinois and Wedge Holding, as the case may be) will be entitled to receive the number of shares of Mercantile Common Stock issuable as the Acquisition Consideration that is determined by multiplying such Acquisition Consideration by such shareholders' respective percentage ownership interests in Wedge Bank. A list of the shareholders of Wedge Bank is attached hereto as Addendum VI.

    (b) At the Effective Time, Wedge Holding, by virtue of the Exchange and without any other action on the part of the Mercantile Entities or Wedge Holding, will be entitled to receive its percentage interest of the Acquisition Consideration as determined in Section 2(a) hereof, upon delivery at the closing of the Acquisition of the certificates evidencing its shares of Wedge Bank Common Stock. Also, at the Effective Time, by virtue of the Merger and without any action on the part of the Mercantile, Mercantile Illinois, Acquisition Bank, Wedge Bank or any Wedge Bank shareholder, each share of Wedge Bank Common Stock issued and outstanding at the Effective Time (other than any shares held by Mercantile Illinois or Wedge Holding or any of their respective wholly owned subsidiaries, (in each case other than in a fiduciary capacity or as a result of debts previously contracted)), which shall be cancelled, and other than any shares held by any holder who becomes entitled to payment of the fair value of such shares under Section 29 of the Illinois Banking Act, shall cease to be outstanding and shall be converted into and become the right to receive his or her percentage interest of the Acquisition Consideration as determined in Section 2(a) hereof.

    (c) Neither certificates nor scrip for fractional shares of Mercantile Common Stock shall be issued as Acquisition Consideration. Each holder of shares of Wedge Bank Common Stock who otherwise would have been entitled to a fraction of a share of Mercantile Common Stock shall receive in lieu thereof and, at the time such holder receives the shares of Mercantile Common Stock to which the holder is entitled as Acquisition Consideration, cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing stock price of Mercantile Common Stock on the New York Stock Exchange Composite

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Tape as reported in The Wall Street Journal on the Closing Date.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

    Section 3.  Dissenting Wedge Bank Shareholders
                ----------------------------------

    Any shareholder of Wedge Bank may (1) vote against the Merger at the shareholder meeting of Wedge Bank called to vote upon the Merger, or (2) give notice in writing at or prior to the meeting of his dissent from the Merger. Such shareholder is then entitled to receive the value of the shares held by him, valued as of the date on which the meeting was held, if and when the Merger is approved by the FDIC, if a request is made before thirty days after consummation of the Merger.

    Section 4.  Wedge Bank Common Stock Certificates
                ------------------------------------

    After the Effective Time, each holder of an outstanding certificate which prior thereto represented shares of Wedge Bank Common Stock shall be entitled, upon surrender thereof to Mercantile or its designee, to receive in exchange therefor the number of shares of Mercantile Common Stock into which it has been converted. Until so surrendered, each such outstanding certificate which, prior to the Effective Time, represented shares of Wedge Bank Common Stock shall for all purposes evidence the right to receive the Mercantile Common Stock into which such shares shall have been so converted; provided that dividends or other distributions which are payable in respect of shares of Mercantile Common Stock into which shares of Wedge Bank Common Stock shall have been so converted shall be set aside by Mercantile and shall not be paid to holders of certificates representing such shares of Wedge Bank Common Stock until such certificates shall have been so surrendered in exchange for certificates representing such Mercantile Common Stock. Upon such surrender the holders of such shares shall be entitled to receive such dividends without interest.

    The Mercantile Common Stock into which shares of the Wedge Bank Common Stock shall have been converted pursuant to this Article III shall be issued in full satisfaction of all rights pertaining to such converted shares.


                                ARTICLE IV

                  Other Provisions with Respect to Merger
                  ---------------------------------------

    Section 1. This Plan shall be submitted to the shareholders of each Constituent Bank as provided by the Illinois Banking Act, as amended (the "Illinois Banking Act"). After the approval or adoption thereof by the shareholders of each Constituent Bank in accordance with the requirements of the laws of the Illinois Banking Act, all required documents, including the Articles of Merger, shall be executed, filed and recorded and all required

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acts shall be done in order to accomplish the Merger pursuant to the Illinois
Banking Act subject to the terms and conditions of the Agreement.

    Section 2.  Termination
                -----------

    If the Agreement is terminated, then this Plan shall simultaneously terminate without further action by the Constituent Banks. In the event of such termination, the Board of Directors of each of the Constituent Banks shall direct its officers not to file this Plan as provided above notwithstanding favorable action on this Plan by the shareholders of Wedge Bank or Bank.

    Section 3.  Approval of Commissioner
                ------------------------

    The parties agree to submit this Plan to the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner") for approval, together with certified copies of the authorizing resolutions of the Boards of Directors of Acquisition Bank and Wedge Bank showing approval by a majority of the entire Board of each. Whether approved or disapproved by the Illinois Commissioner, Acquisition Bank and Wedge Bank shall pay all expenses incurred by the Commissioner in connection with the examination of this Plan.

    Section 4.  Retention of Branches
                ---------------------

    Pursuant to the Illinois Banking Act and with the approval of the Illinois Commissioner, immediately following the Effective Time (as hereinafter defined) the Surviving Bank shall maintain and operate branches at each of the locations set forth in Exhibit A attached hereto and made a part hereof. This section shall not limit the Surviving Bank's right to future branching opportunities as set forth in the Illinois Banking Act.


                                 ARTICLE V

       Approval and Effective Time of Merger; Miscellaneous Matters
       ------------------------------------------------------------

    Section 1. The Merger shall become effective when all the following actions have been taken: (i) this Plan shall be (a) authorized, adopted and approved on behalf of each Constituent Bank in accordance with the Illinois Statute, and (b) filed with the Illinois Commissioner and the Illinois Commissioner shall have granted his approval of the Merger; (ii) the approval necessary under the Federal Deposit Insurance Act shall have been received and all applicable waiting periods shall have expired; and (iii) copies of resolutions of the shareholders of each merging bank approving it, certified by the Acquisition Bank's president or vice-president or the cashier, shall be filed with the Illinois Commissioner. The time at which such actions are completed and the Commissioner issues a

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certificate of merger is herein referred to as the "Effective Time".

    Section 2. If at any time the Surviving Bank shall deem or be advised that any further grants, assignments, confirmations or assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Bank the title to any property of Wedge Bank acquired or to be acquired by or as a result of the Merger, the officers or any of them and directors of the Surviving Bank shall be and they hereby are severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations and assurances and to do all things necessary or proper so as to best prove, confirm and ratify title to such property in the Surviving Bank and otherwise carry out the purposes of the Merger and the terms of this Plan.

    Section 3. For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be considered one instrument.

    Section 4. This Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.


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    IN WITNESS WHEREOF, each Constituent Bank has caused this Plan to be executed, all as of the date first above written.



                                WEDGE BANK

[SEAL]

                                By:------------------------------------
ATTEST:
                                Title:---------------------------------


- -----------------------------



                                MERCANTILE BANK OF ALTON


[SEAL]
                                By:------------------------------------

ATTEST:
                                Title:---------------------------------

- -----------------------------

4076L.AP

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                             LIST OF ADDENDA


Addendum I                   Resolutions of Board of Directors of Wedge
                             Bank; Resolutions of Board of Directors of
                             Mercantile Bank of Alton

Addendum II                  Community Reinvestment Act Statement of
                             Wedge Bank

Addendum III                 Map of Market Areas of Wedge Bank

Addendum IV                  Pro Forma Combined Consolidated Balance
                             Sheet of Wedge Bank, as Surviving Bank

Addendum V                   Pro Forma Statement of Income and Expenses
                             of Wedge Bank, as Surviving Bank, as of
                             One Year from Effective Date

Addendum VI                  List of Shareholder of Wedge Bank




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